ENDOVASC INC.                                                      PRESS RELEASE



                  ENDOVASC APPOINTS NEW CHIEF FINANCIAL OFFICER


MONTGOMERY,  Texas--Sept.  8,  2005--Endovasc,  Inc.  (OTCBB:  EVSC  -  News), a
                                                               ----     ----
business development corporation that pioneers cardiovascular and metabolic drug therapies, announced today that the Company has appointed Ms. Clarice Motter, CPA, as its new Chief Financial Officer. Endovasc's current Chief Financial Officer, Dwight Cantrell, will be transitioning to the role of Chief Operations Officer and remains a member of the Company's Board of Directors.

Clarice Motter, CPA, has over 20 years of experience as an accounting, financial, tax, and administrative professional, serving as Interim CFO/Controller of companies in the biotechnology, construction, manufacturing and service industries. Clarice has served as the Acting Controller and Chief Accounting Officer of Zonagen and LifeCell corporations, both biotech companies which she helped lead to successful IPO's. Most recently, Ms. Motter has served as Interim CFO/Controller for Allied Industries, Inc., SGB Construction Services, and Teal Construction Company, spending a minimum of two years with each company.

"Ms. Motter brings a tremendous amount of accounting, financial reporting, and executive leadership experience to Endovasc," commented Diane Dottavio, President and CEO of Endovasc. "Her years serving as Chief Financial Officer of biotech companies that were in the capital raising process will assist Endovasc to achieve short and long term strategic objectives, focusing on conducting additional Liprostin trials necessary for the submittal of a New Drug Application."

About Endovasc

Endovasc, Inc., established in 1996, is a Business Development Company focused on acquiring and investing in innovative drug development in the areas of cardiovascular and metabolic medicine. Endovasc's subsidiaries include; Liprostin Inc., which holds the intellectual property for a liposomal based treatment to increase circulation and reduce leg pain in patients suffering from vascular disease; Nutraceutical Development Corporation which has an agreement in place with an innovative product development company to commercialize its muscle mass enhancing product; and Prostent, a stent coating technology.

For more information about Endovasc, please visit www.endovasc.com.
                                                  ----------------

Safe Harbor Statement

The foregoing statements are made under the "Safe Harbor" Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements that involve risks and uncertainties that may not be evident at the time of this release. For more information about Endovasc, please visit www.endovasc.com.


-----------------
Contact:
     ZA Consulting Inc.
     David Zazoff, 212-505-5976
     david@za-consulting.net
     -----------------------



        550 Club Drive, Suite 345 * Montgomery, TX 77316 * 936.582.5920
                  * Fax: 936.582.5996 * Web: www.endovasc.com